                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

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
                                                                  NINE MONTHS
                                                                     ENDED
                                                                   SEPTEMBER
                                                                      30,
                                                                  ------------
                                                                  1997   1996
                                                                  -----  -----
Net Income....................................................... $ 280  $ 214
Add:
  Interest.......................................................   126    121
  Amortization of capitalized debt expense.......................     1      3
  Portion of rentals representative of interest factor...........     8     10
  Income tax expense and other taxes on income...................   132    137
  Fixed charges of unconsolidated subsidiaries...................     2      4
  Extraordinary loss.............................................   --      33
                                                                  -----  -----
    Earnings as defined.......................................... $ 549  $ 522
                                                                  =====  =====
Interest......................................................... $ 126  $ 121
Amortization of capitalized debt expense.........................     1      3
Portion of rentals representative of interest factor.............     8     10
Fixed charges of unconsolidated subsidiaries.....................     2      4
                                                                  -----  -----
    Fixed charges as defined..................................... $ 137  $ 138
                                                                  =====  =====
Preferred Dividends:
  Amount declared................................................ $   5  $   5
  Gross-up to pre-tax based on effective rates of 32% and 36%,
   respectively.................................................. $   7  $   8
Ratio of earnings to fixed charges and preferred dividends.......  3.81x  3.58x
                                                                  =====  =====
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